Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

RAVEN INDUSTRIES, INC.

INFINITY ACQUISITION, INC.,

INTEGRA PLASTICS, INC.

and

NIKOLE MULDER, AS THE SHAREHOLDER REPRESENTATIVE

Dated as of November 3, 2014

TABLE OF CONTENTS

ARTICLE I. DESCRIPTION OF TRANSACTION		1
1.1	Merger of Merger Sub with and into the Company	1
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Stock Transfer Books	3
1.7	Tax Consequences	3
1.8	Further Action	3

ARTICLE II. CALCULATION AND PAYMENT OF AGGREGATE MERGER CONSIDERATION		3
2.1	Aggregate Merger Consideration	3
2.2	Escrow	3
2.3	Working Capital Adjustment	3
2.4	Exchange of Certificates	5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5
3.1	No Subsidiaries; Due Organization	5
3.2	Authority; Binding Nature of Agreement	6
3.3	Non-Contravention; Consents	6
3.4	Capitalization	7
3.5	Financial Statements	8
3.6	Absence of Undisclosed Liabilities	8
3.7	Title to Assets	8
3.8	Inventory	9
3.9	Accounts Receivable	9
3.10	Absence of Changes	9
3.11	Equipment; Leasehold	11
3.12	Owned Real Property	11
3.13	Intellectual Property	12
3.14	Contracts and Commitments; No Default	14
3.15	Compliance with Legal Requirements	15
3.16	Governmental Authorizations	15
3.17	Tax Matters	15
3.18	Employee and Labor Matters; Benefit Plans	17
3.19	Environmental Matters	18
3.20	Insurance	19
3.21	Legal Proceedings; Orders	19
3.22	Vote Required	19
3.23	Takeover Statutes	19
3.24	Financial Advisor	19
3.25	Disclosure	19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		20
4.1	Due Organization	20
4.2	Authority; Binding Nature of Agreement	20
4.3	Non-Contravention; Consents	20
4.4	SEC Filings and Public Announcements; Financial Statements	21
4.5	Valid Issuance	21
4.6	Tax Matters	22

ARTICLE V. COVENANTS		22
5.1	Tax Matters	22
5.2	Obligations of Merger Sub	22
5.3	Issuance of Parent Stock Consideration	22
5.4	Resale Registration Rights	22
5.5	Release of Personal Guarantees	27

ARTICLE VI. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		27
6.1	Company Shareholder Approval	27
6.2	Dissenter’s Rights	27
6.3	Articles of Merger	27
6.4	Employment Agreements	27
6.5	Company Consents	27
6.6	Resignation of Officers and Directors of the Company	28
6.7	Escrow Agreement	28
6.8	Non-competition Agreements	28
6.9	Company Stock Certificates	28
6.10	Investor Representation Letters	28
6.11	Affidavit	28
6.12	Legal Opinion	28
6.13	Secretary Certificate	28
6.14	Tax Clearance Letters	28
6.15	Other Items	28

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		29
7.1	Issuance of Parent Stock Consideration	29
7.2	Escrow Agreement	29
7.3	Secretary Certificates	29
7.4	Tax Opinion	29
7.5	Other Items	29

ARTICLE VIII. INDEMNIFICATION		29
8.1	Indemnification by the Company Shareholders	29
8.2	Indemnification By Parent	30
8.3	Limitations on Indemnification	31
8.4	Direct Claim	31
8.5	Third-Party Claims	31
8.6	Survival of Indemnification Obligations	32
8.7	Qualifications	32
8.8	Satisfaction of Indemnification Claims	33

ARTICLE IX. MISCELLANEOUS PROVISIONS		33
9.1	Shareholder Representative	33
9.2	Amendment	34
9.3	Waiver	34
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	34
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	35
9.6	Assignability; No Third Party Rights	35
9.7	Notices	35
9.8	Severability	36
9.9	Construction	36

EXHIBITS

Exhibit A	—	Certain Definitions
Exhibit B	—	Escrow Agreement
Exhibit C	—	Investor Representation Letter

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of November 3, 2014, by and among Raven Industries, Inc., a South Dakota corporation (“Parent”), Infinity Acquisition, Inc., a South Dakota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Integra Plastics, Inc. a South Dakota corporation (the “Company”), and Nikole Mulder, in her capacity as the Shareholder Representative.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the SDBCA (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

C. The Company Board has (a) declared that it is in the best interests of the Company Shareholders that the Company enter into this Agreement and consummate the Merger and the other Contemplated Transactions, and (b) recommended to the Company Shareholders that they vote in favor of the approval and adoption of this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement.

D. The required vote of Company Shareholders to approve the Merger was received at a special meeting of the Shareholders called for such purpose, or all Company Shareholders have executed a written consent approving the Merger, in the manner compliant with the SDBCA (the “Company Shareholder Approval”).

E. A special committee of the Board of Directors of Parent, the Board of Directors of Merger Sub, and Parent, in its capacity as the sole shareholder of Merger Sub, have approved this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement.

F. Terms not otherwise specifically defined in the Articles of this Agreement shall have the meanings ascribed in Exhibit A to this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the SDBCA. At the Effective Time, all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, Liabilities, and duties of the Company and Merger Sub will become the Surviving Corporation’s debts, Liabilities, and duties.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the law offices of Maslon Edelman Borman & Brand, LLP, legal counsel to Parent, on the date hereof (the “Closing Date”). The Merger shall become effective on the Closing Date upon the filing by the Parent of articles of merger satisfying the applicable requirements of the SDBCA with the Secretary of State of the State of South Dakota (the “Articles of Merger”). The time when the Merger shall become effective is referred to herein as the “Effective Time.”

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Articles of Incorporation of the Surviving Corporation shall be the Amended and Restated Articles of Incorporation of the Company to be attached to the Articles of Merger.

(b) The Bylaws of the Surviving Corporation shall be the Bylaws of the Merger Sub.

(c) The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder:

(i) any shares of Company Common Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii) except as provided in clause (i) above and subject to Section 1.5(b), each share of Company Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration; and

(iii) each share of the common stock, $1.00 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. With respect to each Company Shareholder, the Per Share Merger Consideration shall be aggregated for all shares of Company Common Stock held by such shareholder and such Company Shareholder shall receive a whole number of shares of the Parent Stock Consideration (rounded down the nearest whole number) and cash in lieu of such fractional interest.

1.6 Closing of the Company’s Stock Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all shares of Company capital stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Shareholders, except the right to receive their portion of the Aggregate Merger Consideration; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company capital stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Parent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.4.

1.7 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II.

CALCULATION AND PAYMENT OF AGGREGATE MERGER CONSIDERATION

2.1 Aggregate Merger Consideration. Subject to the terms and conditions set forth herein, Parent shall issue and pay to or for the benefit of the Company Shareholders the following consideration (the “Aggregate Merger Consideration”) having an aggregate value equal to $47,600,655.19: (a) an aggregate of 1,541,696 shares of Parent Common Stock (the “Parent Stock Consideration”), together with $180.40 as cash in lieu of any fractional interests pursuant to Section 1.5(b); and (b) $9,358,243.00 (the “Cash Consideration”), subject to the Working Capital Adjustment set forth in Section 2.3 below.

2.2 Escrow. $3,000,000 of the Cash Consideration will be deposited with the Escrow Agent at Closing (such funds, the “Escrow Funds”) to be held and distributed in accordance with the terms of this Agreement and an escrow agreement in the form attached as Exhibit B (the “Escrow Agreement”).

2.3 Working Capital Adjustment.

(a) Estimated Working Capital. The parties agree that the estimate of the Working Capital is $6,052,640 (the “Estimated Working Capital”), which has been calculated pursuant to Schedule 2.3, and the Aggregate Merger Consideration has been calculated based upon the assumption that the Estimated Working Capital is the Actual Working Capital and there shall occur no Working Capital Adjustment.

(b) Actual Working Capital. Not later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Shareholder Representative an actual calculation of the Working Capital (the “Actual Working Capital”). Parent shall provide the Shareholder Representative with reasonable access to the work papers in connection with such calculation. Shareholder Representative shall have thirty (30) days after delivery of the calculation of Actual Working Capital (the “Review Period”) to notify Parent in writing (the “Dispute Notice”) that Shareholder Representative disputes the Actual Working Capital, and if no such notice is given within such time period, the Actual Working Capital shall conclusively be deemed final on the first Business Day after the end of the Review Period. If the Shareholder Representative sends a Dispute Notice, Parent and the Shareholder Representative shall use commercially reasonable efforts to reconcile such disputes and reach agreement on the Actual Working Capital. If they are unable to resolve any such difference within the Review Period, Parent or Shareholder Representative may submit such remaining difference(s) to the Independent Accountant for prompt determination. Parent and the Shareholder Representative shall instruct the Independent Accountant to make a final determination of such difference(s) in accordance with the guidelines and procedures set forth in this Agreement and the applicable definitions set forth herein and shall request that such determination be delivered not more than thirty (30) days following submission of such differences. Parent and the Shareholder Representative shall execute any agreement required by the Independent Accountant to engage the Independent Accountant to provide the services hereunder, including an agreement to be jointly and severally liable for payment of the Independent Accountant’s fees and expenses; provided that the Independent Accountant shall apportion its fees as set forth below, and any party required to pay in excess of the amount of such fees and expenses apportioned to such party shall be reimbursed promptly by the other party. Parent and the Shareholder Representative will cooperate with the Independent Accountant during the term of its engagement. Parent and the Shareholder Representative shall instruct the Independent Accountant not to assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Shareholder Representative, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Shareholder Representative, on the other hand. Parent and the Shareholder Representative shall also instruct the Independent Accountant to make its determination based solely on presentations by Parent and the Shareholder Representative (which presentations shall also be provided to the other party) that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Parent and the Shareholder Representative shall promptly furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its accountants or other representatives, and shall provide a copy of such information to the other party. The Independent Accountant’s determination shall be final and binding on the parties effective on the date the Independent Accountant delivers its final resolution in writing to Parent and the Shareholder Representative. The Independent Accountant shall apportion its fees and expenses for such determination between the Parent and the Shareholder Representative so as to approximate the extent to which the parties’ submitted differences were, on a net basis, different from the amount finally resolved by the Independent Accountant in accordance with this Section 2.3, as determined by reference to the Actual Working Capital (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the Independent Accountant).

(c) Final Working Capital Adjustment. Subject to the resolution of all disputes, if any, regarding the Actual Working Capital in accordance with Section 2.3(b) above, the Cash Consideration shall be subject to a downwards adjustment to the extent the Actual Working Capital is less than the Estimated Working Capital, which adjustment shall not exceed $802,640 (such amount, the “Negative Working Capital Adjustment”). Parent and the Shareholder Representative shall, within two (2) Business Days after the date on which the Negative Working Capital Adjustment is determined, direct the Escrow Agent to release to Parent from the Escrow Amount an amount equal to the Negative Working Capital Adjustment. Subject to the resolution of all disputes, if any, regarding the Actual Working Capital in accordance with Section 2.3(b) above, the Cash Consideration shall be subject to an upward adjustment to the extent Actual Working Capital is greater than Estimated Working Capital, which adjustment shall not exceed $197,360 (such amount, the “Positive Working Capital Adjustment”). Parent shall, within two (2) Business Days after such determination, pay to the Shareholder Representative, for the benefit of the Company Shareholders, an amount equal to the Positive Working Capital Adjustment. “Working Capital Adjustment” shall mean either the Negative Working Capital Adjustment or the Positive Working Capital Adjustment, whichever is triggered pursuant to this Section 2.3 (c).

2.4 Exchange of Certificates.

(a) On the Closing Date, all of the Company Stock Certificates shall be endorsed in blank or accompanied by blank stock powers acceptable to the Parent and presented to the Parent for exchange. In consideration of such Company Stock Certificates, the Parent shall direct its transfer agent to issue to the holders thereof an appropriate number of shares of Parent Common Stock based upon the amount of Parent Stock Consideration to which such holders are entitled. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed stock power and such other documents as may be reasonably required by Parent, Parent shall direct its transfer agent to issue to the holder of such Company Stock Certificate the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (which shall be issued via physical stock certificates or book entry with Parent’s transfer agent, as directed by legal counsel to the Company). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent reasonably agrees to direct) as indemnity against any claim that may be made against the Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b) Each of the Parent, its transfer agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Legal Requirement or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, its transfer agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable Taxing or other Governmental Body.

(c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any Governmental Body pursuant to any applicable abandoned property Legal Requirement, escheat Legal Requirement or other similar Legal Requirement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.1 No Subsidiaries; Due Organization.

(a) The Company does not have any Subsidiaries. The Company does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed, nor is it obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) The Company is duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of South Dakota and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) The Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.2 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the Company Shareholders. The Company Shareholder Approval, which remains in full force and effect, and a true and correct copy thereof has been provided to Parent. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the SDBCA, and except as disclosed on Part 3.3 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of of any of the Company Governing Documents; or (ii) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of the Company;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Company Contract (as defined in Section 3.14(b)), or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Company Contract; (iii) accelerate the maturity or performance of any such Material Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Material Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible or intangible asset owned or used by the Company (except for the Company Permitted Encumbrances); or

(f) result in the transfer of any asset of the Company to any Person.

Except as may be required by the Securities Act, Exchange Act, state securities laws, the Company Governing Documents and the SDBCA, the Company was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,000,000 shares of Company Common Stock, of which 105,132 shares are issued and outstanding, (ii) 1,000,000 authorized shares of preferred stock of the Company, no shares of which are issued and outstanding, and (iii) there exists no other class or series of other capital stock of the Company. Part 3.4(a) of the Company Disclosure Schedule sets forth the true and correct capitalization of the Company immediately prior to the Effective Time, setting forth the Company Shareholders and their respective shares of capital stock of the Company, Company Stock Certificate numbers, and the Aggregate Merger Consideration to which they are entitled (including their respective shares of Parent Stock Consideration, cash in lieu of fractional shares and percentage of the Escrow Funds to which they are entitled). All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable. Except as set out in Part 3.4(a) of the Company Disclosure Schedule, none of the outstanding shares of capital stock of the Company is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company. Except as set out in Part 3.4(a) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or other securities.

(b) There are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company to which the Company is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c) All outstanding shares of Company Common Stock have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(d) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company.

3.5 Financial Statements.

(a) The Company has delivered to Parent accurate and complete copies of the consolidated financial statements, including consolidated balance sheets and income statements, of the Company for the calendar years ended December 31, 2011, December 31, 2012 and December 31, 2013, and copies of the consolidated financial statements, including consolidated balance sheets and income statements, of the Company for the period from January 1, 2014 through September 30, 2014 (such balance sheet being referred to as the “Company Latest Balance Sheet”).

(b) The financial statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except (1) as may be indicated in such financial statements, and (2) in the case of unaudited financial statements, such financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which shall be material; and (ii) fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.

3.6 Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due for any reason, including as a result of the Merger and the Contemplated Transactions (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully and specifically reflected or reserved for in the Company Latest Balance Sheet; (b) Liabilities not required to be reflected thereon pursuant to GAAP; (c) Liabilities that are set forth in Part 3.6 of the Company Disclosure Schedule; (d) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice; or (e) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 3.14 of the Company Disclosure Schedule. Liabilities described in the foregoing (a), (c) (d) and (e), but excluding (b), are referred to herein as “Known Liabilities.”

3.7 Title to Assets. The Company owns, and has good and valid title to, all assets purported to be owned by it, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet, as well as that certain Ford F150 truck – VIN number 1FTFW1EF9EFB69630); and (b) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) any Encumbrance for Liabilities disclosed on the Company Latest Balance Sheet; (iii) any Encumbrance arising with respect to financing statements of record as of September 30, 2014; (iv) minor Encumbrances arising in the ordinary course of business (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not detract from the value of the assets subject thereto or impair the operations of the Company or Encumbrances filed of record in the county records as of September 30, 2014 applicable to Company Owned Real Property and Company Leased Real Property; and (v) Encumbrances described in Part 3.7 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Company is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by it, including: (A) all assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company as being leased to the Company, and the Company enjoys undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

3.8 Inventory. The inventory of the Company as of the date hereof is set forth on Part 3.8(a) of the Company Disclosure Schedule (the “Inventory”). The Inventory is current, in good and marketable condition, good quality material and is saleable in the ordinary course of business, and the quantities of inventory are reasonable and warranted, and in a normal and customary level based upon the past and present circumstances of the Company. The Inventory is not damaged and is merchantable and fit for its particular use, and the Inventory included as part of the current assets for purposes of the Actual Working Capital accurately reflects the fair value of the Inventory on the Closing Date, taking into account the condition, aging and salability of the Inventory (reflecting an agreed reduction in value of such Inventory equal to the amount by which the sum of (i) any Inventory held by the Company which has had no sales during the last 12 months; and (ii) one-half of the amount by which Inventory (except Inventory listed with “Special Considerations” in Part 3.8(b) of the Company Disclosure Schedule) which experienced less than 2 turns during the last 12 months exceeded one year’s usage, exceeds the $235,000 reserves reflected in the calculation of Estimated Actual Working Capital). Part 3.8(b) of the Company Disclosure Schedule sets forth the Inventory described in (i) and (ii) as of the Closing Date. All Inventory is located on Company Owned Real Property or Company Leased Real Property. To the Knowledge of the Company, there is no adverse condition affecting the supply of materials available to the Company after the Closing Date.

3.9 Accounts Receivable. Part 3.9(a) of the Company Disclosure Schedule sets forth a true and correct list of all accounts receivable of the Company as of the Closing Date (the “Accounts Receivable”). All Accounts Receivable represent bona fide and valid obligations from sales actually made or services actually performed in the ordinary course of the business of the Company, and are not subject to any setoffs or counterclaims, and to the Knowledge of the Company, are collectible in the face amounts thereof, net of any applicable reserves included in the Estimated Working Capital. The Accounts Receivable included in the calculation of the Actual Working Capital shall exclude any amounts which are, at the time of determining the Actual Working Capital (which shall occur not earlier than 85 days after the Closing Date), 91+ days past due and involve a customer who has not placed an order in the 90 days prior to such time, to the extent Parent elects to assign such Accounts Receivable to the Shareholder Representative for collection. All Accounts Receivable are owned by the Company free and clear of any Encumbrances other than the Company Permitted Encumbrances. No discount or allowance from any Accounts Receivable has been made or agreed to by the Company that is not reflected in a reserve in the calculation of the Actual Working Capital.

3.10 Absence of Changes. Except as set forth in Part 3.10 of the Company Disclosure Schedule, since August 29, 2014: (i) the Company has conducted its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company has preserved intact the material components of its current business organization, kept available the services of its officers and key Company Associates and maintained its relations and goodwill with all material suppliers, customers, licensors and Governmental Bodies; and (iii) the Company shall not have:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(b) (A) acquired any equity interest or other interest in any other Entity; (B) formed any Subsidiary; or (C) effected or became a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(c) made any capital expenditure in excess of $50,000 (except as set forth in any capital expense budget of the Company delivered to Parent), except for Company Permitted Encumbrances;

(d) other than in the ordinary course of business and consistent with past practices: (A) entered into or become bound by, or permitted any of the assets owned or used by it to become bound by, any Material Company Contract; or (B) amended, terminated, or waived any material right or remedy under, any Material Company Contract;

(e) acquired, leased or licensed any right or other asset from any other Person or sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices;

(f) made any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for Company Permitted Encumbrances;

(g) loaned money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to Company Associates, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incurred or guaranteed any indebtedness;

(h) established, adopted, entered into or amended any Company Employee Plan or Company Employee Agreement, paid any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopted or agreed to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company may have: (A) provided routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) made customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on August 29, 2014);

(i) hired any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promoted any employee to the level of Vice President or above (except in order to fill a position vacated after August 29, 2014);

(j) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP, changed any of its methods of accounting or accounting practices in any respect;

(k) made any Tax election;

(l) commenced or settled any Legal Proceeding other than as set forth in Part 3.19(a) of the Company Disclosure Schedule; or

(m) agree or commit to take any of the foregoing actions.

3.11 Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company in the manner in which such business is currently being conducted. A fixed asset listing setting forth the same is set forth in Part 3.11(a) of the Company Disclosure Schedule.

(b) Part 3.11(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which the Company leases real property from any other Person for annual rent payments in excess of $25,000. (All real property leased to the Company pursuant to the real property leases identified or required to be identified in Part 3.11(b) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Company, is referred to as the “Company Leased Real Property”). Part 3.11(b) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.11(b) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than the Company. Except as set forth on Part 3.11(b) of the Company Disclosure Schedule, since January 1, 2012, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

3.12 Owned Real Property.

(a) The Company does not own any real property other than as set forth on Part 3.12(a) of the Company Disclosure Schedule (including all buildings, structures, fixtures and improvements thereto and all rights appurtenant thereto, the “Company Owned Real Property”).

(b) There are no tenants, licensees or Persons in possession of all or any portion of, or that has any rights in, the Company Owned Real Property, other than the Company. There are no management, maintenance or service contracts, leases, licenses, purchase agreements, purchase options, rights of first refusal, or similar rights to acquire any Company Owned Real Property, or any part thereof, or other agreements or understandings affecting the Company Owned Real Property.

(c) Title. The Company has marketable and insurable record title to the Company Owned Real Property, free and clear of any and all Encumbrances (other than Company Permitted Encumbrances).

(d) Condition. To the Knowledge of the Company, all improvements located on the Company Owned Real Property are structurally sound, have been maintained and repaired in a reasonable manner and the mechanical, electrical, plumbing, HVAC systems serving such improvements are in good working order. All roof structures and components of the Company Owned Real Property are in good working order.

(e) Restrictions. There are no unrecorded conditions, restrictions, obligations or agreements that affect the Company Owned Real Property and to the Knowledge of the Company no ordinance or hearing is now before any Governmental Body that either contemplates or authorizes any public improvements or special Tax levies, and there has been no public improvements constructed, the cost of which may be assessed against the Company Owned Real Property, and to the Knowledge of the Company, none of the foregoing is being contemplated. No part of the Company Owned Real Property is dedicated or to the Knowledge of the Company has been used as a cemetery or burial ground.

(f) Assessments. Except with respect to accrued Taxes not yet due and payable, but for which an adequate reserve has been made on the Latest Balance Sheet and included in the Actual Working Capital, there are no deferred Taxes or pending or levied assessments related to the Company Owned Real Property. The Company has not received notice of actual, threatened or pending special assessments or reassessments of the Company Owned Real Property.

(g) Proceedings. There is no action, litigation, investigation, condemnation or proceeding of any kind pending or threatened against the Company or Company Owned Real Property that will affect any portion of the Company Owned Real Property, including any proceedings in eminent domain or by deed in lieu thereof. The Company is not in violation nor has it received notice of any potential violation of Legal Requirements affecting the Company Owned Real Property. Except as set out on Part 3.10(g) of the Company Disclosure Schedule, all labor or materials furnished to the Company Owned Real Property have been fully paid for prior to the Closing Date, and no Encumbrances related to labor or materials rendered can be asserted against the Company Owned Real Property.

(h) Other Warranties. The Company is not in default concerning any of its obligations or Liabilities regarding the Company Owned Real Property. The Company has not received notice of actual or threatened reduction or curtailment of any utility service now supplied or proposed to be supplied to the Company Owned Real Property. All utilities needed for the operation of the business of the Company are available and reasonably accessible at the Company Owned Real Property. The Company Owned Real Property is connected to a municipal water supply. All improvements on the Company Owned Real Property are in compliance with all applicable Legal Requirements. Methamphetamine production has not occurred on the Company Owned Real Property. The Company Owned Real Property is free from use and occupancy restrictions, except those imposed by recorded documents or zoning Legal Requirements. There are no variances or conditional use permits required for the present operations of the Company Owned Real Property by the Company or that would be required as a result of the Merger or the Contemplated Transactions. The present use of the Company Owned Real Property complies with such Legal Requirements. There exists access to the Company Owned Real Property from a public street and no fact or condition exists which would or could reasonably result in the termination of such access or access to any existing sewer or other utility facilities servicing, adjoining or situated on the Company Owned Real Property.

3.13 Intellectual Property.

(a) Part 3.13(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 3.13(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 3.13(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to Company; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by the Company: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company

Product or services; (ii) employee agreement containing any assignment or license to the Company of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c) Except as set forth in Part 3.13(c) of the Company Disclosure Schedule: (i) the Company exclusively owns all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than Company Permitted Encumbrances and non-exclusive licenses granted by the Company in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company, no Person other than the Company has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 3.13(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by the Company in connection with the sale, license or provision of Company Products in the ordinary course of business). Without limiting the generality of the foregoing:

(i) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii) the Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret; and

(iii) the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company as currently conducted.

(d) All Company Registered IP is valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) Except as set forth in Part 3.13(f) of the Company Disclosure Schedule, since January 1, 2012: (i) the Company has not received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person) or the Company Products); and (ii) the Company has not sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g) Neither the Company, nor any of the Company Products (i) has infringed or is infringing (directly, contributorily, by inducement or otherwise) or otherwise has violated or is violating any Intellectual Property Right of any other Person; or (ii) has ever misappropriated or is misappropriating any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2012, has been pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

3.14 Contracts and Commitments; No Default.

(a) Except as set forth in Part 3.14(a) of the Company Disclosure Schedule, the Company is neither a party to, nor are any of its assets bound by:

(i) any Company Employee Agreement;

(ii) any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii) any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

(iv) any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to the Company, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of the Company in the nine-month period ended September 30, 2014, or (E) is a material master services or product supply agreement;

(v) any Contract for the lease or sublease of the Company Leased Real Property or Company Owned Real Property;

(vi) any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii) any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable to use Company IP during the term of such agreement);

(viii) any Contract imposing any restriction on the right or ability of the Company (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix) any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person;

(x) outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi) any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies (or detailed summaries, in the case of oral items) of all Contracts set forth on Part 3.14(a) of the Company Disclosure Schedule (the “Material Company Contracts”) have been provided to Parent. Except as set forth in Part 3.14(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by the Company. To the Knowledge of the Company, no other party to a Material Company Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party. No other party to a Material Company Contract (or any contract with a customer or potential customer of the Company) has provided notice to the Company of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Company, or the availability of product or services being purchased by the Company.

3.15 Compliance with Legal Requirements. The Company is, and has at all times since January 1, 2012 been, in compliance with all applicable Legal Requirements, including without limitation Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since January 1, 2012, until the Closing Date, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

3.16 Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company is, and at all times since January 1, 2012 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2012, the Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.17 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the Company with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid.

(b) The Company, nor any Company Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and no Governmental Body has delivered to the Company since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which reserves for payment have been established on the Company Latest Balance Sheet in a sufficient amount in accordance with GAAP). There are no Encumbrances for Taxes upon any of the assets of the Company except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established on the Company Latest Balance Sheet in a sufficient amount in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay Taxes has ever been made by any Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d) The Company has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Company with respect to periods beginning on or after January 1, 2010.

(e) The Company has no Knowledge of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g) The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h) The Company is not a “United States Real Property Holding Corporation” within the meaning of Code Section 897(c)(2).

(i) The Company has made no payment to any director, officer, employee or agent of the Company, and no payment is due or will become due, which will be non-deductible to the Company under Code Section 280G or subject to Tax under Section 4999; nor will the Company be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

3.18 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.18(a) of the Company Disclosure Schedule, the employment of each of the Company’s employees is terminable by the Company at will. The Company is neither a party to, nor has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company.

(b) There is no claim or grievance pending or, to the Knowledge of the Company, threatened, relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered to Parent an accurate and complete list of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of the Company.

(d) Prior to the Closing Date, the Company and Company Affiliates has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e) Neither the Company, nor any Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. Neither the Company, nor Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(g) Except as set forth in Part 3.18(g) of the Company Disclosure Schedule, each of the Company and Company Affiliates: (i) is, and at all times has been, in compliance with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is neither a party to nor has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.19 Environmental Matters.

(a) The Company is and has at all times been in compliance in all material respects with all Environmental Laws. The Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that the Company is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 3.19(d)), which non-compliance has not been cured or for which there is any remaining material Liability.

(b) All Company Owned Real Property and, to the Knowledge of the Company, all Company Leased Real Property and any other property that is or was leased to or controlled or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, (i) is free of any Materials of Environmental Concern (as defined in Section 3.19(d)) or material environmental contamination; (ii) does not contain any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) does not contain any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 3.19(d)).

(c) Except as set out in Part 3.19(c) of the Company Disclosure Schedule, the Company has not entered into any Company Contract that may require it to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws, or the activities of the Company or any other Person relating to Materials of Environmental Concern.

(d) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Released” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.20 Insurance. Part 3.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company (the “Insurance Policies”), and the amounts and types of insurance coverage available thereunder. Part 3.20(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance loss runs and workers’ compensation claims received for the past three policy years. The Company has made available to the Parent true, complete and correct copies of all such Insurance Policies. With respect to each Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) the Company is not in breach or default, and no event has occurred which, after notice or the lapse of time, or both, would constitute a breach or default or permit termination or modification under such policy. All premiums payable under all such policies have been timely paid, and the Company is in compliance with the terms of such policies. There has been no threatened termination of, or proposed material premium increases with respect to, any such policies.

3.21 Legal Proceedings; Orders.

(a) Except as set forth on Part 3.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, or any business of the Company, any of the assets owned, leased or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) To the Knowledge of the Company, there is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

3.22 Vote Required. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger and the other Contemplated Transactions. The Company has delivered a true and certified copy of the minutes of special meeting of Company Shareholder evidencing such approval [or to the extent an executed written consent of all Shareholders approving the Merger in a manner compliant with SDBCA is obtained, then such written consent]. The Company Shareholder Approval is in a form and manner compliant with, and effective under, the SDBCA.

3.23 Takeover Statutes. No “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement is applicable to the Company or the Merger or the Contemplated Transactions based upon the Company’s execution and performance of this Agreement. The Company has not opted into, and is not subject to, the South Dakota Domestic Public Corporation Takeover Act.

3.24 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.25 Disclosure. No representation or warranty of Company in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Company pursuant hereto, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the State of South Dakota. Parent (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect.

4.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement. A special committee of the Parent Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its shareholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Non-Contravention; Consents. Neither (1) the execution and delivery of this Agreement by Parent or Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of Parent or Merger Sub; or (ii) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such material contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material contract; (iii) accelerate the maturity or performance of any such material contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such material contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible or intangible asset owned or used by Parent or Merger Sub (except for minor Encumbrances that will not, in any individual case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent); or

(f) result in the transfer of any asset of any of Parent or Merger Sub to any Person (other than the Aggregate Merger Consideration).

Except as may be required by the Securities Act, Exchange Act, state securities laws and the SDBCA, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

4.4 SEC Filings and Public Announcements; Financial Statements.

(a) The SEC website contains accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2012, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2012, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the Closing Date, by the filing or furnishing of the applicable amending or superseding Parent SEC Document.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.

4.5 Valid Issuance. Assuming the proper execution and delivery of the Investor Representation Letter (as defined in Section 6.10) by each of the Company Shareholders, the Parent Stock Consideration has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

4.6 Tax Matters. To the Knowledge of Parent and Merger Sub, no actions of Parent or Merger Sub pursuant to this Agreement, including the issuance of Parent Common Stock and payment of Cash Consideration, could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V.

COVENANTS

5.1 Tax Matters. The Company, Parent and Merger Sub shall use their best efforts to cause the Merger to qualify, and will not take any actions that prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and shall deliver to legal counsel to the Company such certificates as required for such legal counsel to deliver the legal opinion set forth in Section 7.4. In connection with any informational reporting for Tax purposes (including Forms 1099) that Parent is required to provide the Company Shareholders with respect to the transactions contemplated by this Agreement, Parent will report the value of Parent Common Stock using the trailing 10-day VWAP of Parent Common Stock utilized for calculating the number of shares of Parent Common Stock to be issued hereunder, and shall not reduce or discount such Parent Common Stock for any reason, including lack of marketability.

5.2 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.3 Issuance of Parent Stock Consideration. Parent shall take any and all steps required to cause its transfer agent to issue the Parent Stock Consideration; provided that the Company Shareholders and the Shareholder Representative shall have taken all reasonable actions requested by Parent and its transfer agent to issue such shares, including the execution and delivery of those Investor Representations Letter contemplated by Section 6.10.

5.4 Resale Registration Rights.

(a) Generally. Parent shall (i) within seven Business Days after the Closing Date, file a resale registration statement with the SEC to register the sale and distribution of all of the Registrable Securities (such registration statement, the “Resale Registration Statement”) under the Securities Act (including without limitation the execution of an undertaking to file post-effective amendments and appropriate compliance with applicable regulations issued under the Securities Act and any other Legal Requirements), (ii) use its best efforts to cause the Resale Registration Statement to become effective under the Securities Act within 30 calendar days after the Closing Date and (iii) use its best efforts to register and qualify the Registrable Securities within 30 calendar days after the Closing Date under such applicable blue sky or other state securities Legal Requirements of such jurisdictions as shall be reasonably requested by the Company Shareholders; provided, however, that if the 30th calendar day following the Closing Date is not a Business Day, such deadline shall be extended to the next Business Day; provided, further, that Parent shall not be obligated to take any action to effect any such registration, qualification or compliance:

(i) In any particular jurisdiction in which Parent would be required to execute a general consent to service of process in effecting such registration , qualification or compliance unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) If Parent shall furnish to the Shareholder Representative a certificate, signed by an officer of Parent, stating that in the judgment of legal counsel to Parent, it would violate Legal Requirements for the Resale Registration Statement to be filed at such time, then Parent’s obligation to file the Resale Registration Statement shall be deferred for a period not to exceed 60 days from the date of such certificate and Parent’s obligation to cause the Resale Registration Statement to be declared effective shall be deferred to a date that is no later than 30 calendar days after such deferred filing date; provided, however, that Parent may not utilize this right more than once; or

(iii) If a Company Shareholder fails to cooperate in providing Parent with all information reasonably required to be included in the Resale Registration Statement or otherwise required to be obtained by Parent for purposes of preparing and filing the Resale Registration Statement and any amendments thereto; provided, however, that such failure shall not affect the Parent’s obligations under this Section with respect to any Registrable Securities owned by any other Company Shareholders.

(b) Duration of Registration. Once declared effective by the SEC, Parent shall use its best efforts to keep the Resale Registration Statement registering the resale of the Registrable Securities effective during the period beginning on its effective date until the earlier of (i) such time as all of the Registrable Securities shall have been sold or (ii) such time as the Registrable Securities may be sold to the public without any requirement that the Resale Registration Statement be effective at the time of such sale (such time, the “Effectiveness Period”).

(c) Parent Covenants. In connection with Parent’s registration obligations hereunder, Parent covenants to, during the Effectiveness Period:

(i) Prepare and file with the SEC such amendments, including post-effective amendments, to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement continuously effective as to the applicable Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 of the Securities Act; and (iii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Resale Registration Statement or any amendment thereto;

(ii) Not less than two Business Days prior to the filing of the Resale Registration Statement and any related prospectus, and any amendments or supplements thereto, furnish to the Shareholder Representative copies of all such documents proposed to be filed (other than those incorporated or deemed to be incorporated by reference);

(iii) Not less than two Business Days after receipt of any SEC comment letter related to the Resale Registration Statement, provide the Shareholder Representative a summary of any SEC comment letters received relating to the Resale Registration Statement, including the number of comments included in such comment letter, the Parent filings to which such comments relate, Parent’s expected response time to such comment letter, and any other information that does not constitute material, non-public information, and provide copies of any response letters sent to the SEC;

(iv) Not less than two Business Days prior to the filing of any response to any SEC comment letter related to the Resale Registration Statement, furnish to the Shareholder Representative Parent’s proposed response to such comment letter;

(v) As promptly as practicable following the date the Resale Registration Statement is declared effective, furnish to the Shareholder Representative such copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Shareholder Representative may reasonably request in order to facilitate the disposition of the Registrable Securities;

(vi) Notify the Shareholder Representative as promptly as practicable at any time when a prospectus relating to the Resale Registration Statement is required to be delivered under the Securities Act of the happening of any event, the result of which causes the prospectus included in the Resale Registration Statement, as then in effect, to include an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii) Immediately notify the Shareholder Representative of the issuance or threatened issuance of, and use its best efforts to prevent the issuance of or, if issued, obtain the withdrawal or rescission of, (i) any stop order or order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction; and

(viii) Cause all Registrable Securities registered pursuant to the Resale Registration Statement to be listed on each securities exchange on which similar securities issued by Parent are then listed, and provide and continuously maintain a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities.

(d) Public Information. In order to enable the Company Shareholders to sell the Parent Stock Consideration under Rule 144 of the Securities Act, until the earlier of (i) 18 months after the Closing Date, or (ii) such time as all of the Parent Stock Consideration have been sold or are eligible for sale without restriction pursuant to Rule 144, Parent shall (A) make and keep public information available, as those terms are understood and defined in Rule 144, at all times so long as Parent remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, (B) cause the Parent Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act and (C) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the Closing Date pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it will take such further action as any Company Shareholder may reasonably request, to the extent required from time to time to enable such Company Shareholder to sell his, her or its shares of Parent Stock Consideration without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including, without limitation, by instructing its legal counsel to provide a blanket opinion of counsel to the transfer agent to permit the sale of the Parent Common Stock pursuant to Rule 144 to the extent allowable under such Rule.

(e) Parent Common Stock; Nasdaq Listing. From the Closing Date until the earlier of (i) the 18-month anniversary thereof, or (ii) all of the Parent Stock Consideration have been sold, Parent will (A) use its best efforts to continue the listing of the Parent Common Stock on The Nasdaq Stock Market LLC or a comparable exchange and comply in all respects with Parent’s reporting, filing and other obligations under the bylaws or rules of such exchange; and (B) furnish to any Company Shareholder, so long as the Company Shareholder owns any Registrable Securities, forthwith upon written request a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and the Exchange Act and such other information as may be reasonably requested in availing any Company Shareholder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

(f) Expenses. All expenses incurred by Parent in complying with this Section 5.4, including without limitation all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for Parent, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” Legal Requirements, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, shall be paid by Parent. Such expenses shall not include, and the Company Shareholders shall pay, any brokerage or underwriting fees, discounts and commissions relating to Registrable Securities and fees and disbursements of counsel for the Company Shareholders.

(g) Transfer of Registration Rights. All or any portion of the rights under this Section 5.4 shall be automatically assignable (but only with all related obligations) by each Company Shareholder to any transferee or assignee (as the case may be of all or a portion of such Company Shareholder’s shares of Parent Stock Consideration if: (i) such Company Shareholder agrees in writing with such transferee or assignee (as the case may be) to assign all or any portion of such rights, and a copy of such agreement is furnished to Parent within a reasonable time after such transfer or assignment (as the case may be); (ii) Parent is, within a reasonable time after such transfer or assignment (as the case may be), furnished with written notice of (a) the name and address of such transferee or assignee (as the case may be), and (b) the securities with respect to which the rights under this Section 5.4 are being transferred or assigned (as the case may be); (iii) immediately following such transfer or assignment (as the case may be) the further disposition of such securities by such transferee or assignee (as the case may be) is restricted under the Securities Act or applicable state securities Legal Requirements if so required; (iv) at or before the time Parent receives the written notice contemplated by clause (ii) of this sentence, such transferee or assignee (as the case may be) agrees in writing with Parent to be bound by all of the provisions contained in this Section 5.4 as a “Company Shareholder” hereunder; and (v) such transfer or assignment (as the case may be) shall have been conducted in accordance with all applicable federal and state securities Legal Requirements.

(h) Indemnification by Parent. Parent shall indemnify and hold harmless each Company Shareholder Indemnified Party (as defined in Section 8.2), from and against any and all Company Shareholder Losses (as defined in Section 8.2), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus if used prior to the effective date of the Resale Registration Statement or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, (ii) any violation or alleged violation by Parent of the Securities Act, Exchange Act or any state securities Legal Requirements, or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5.4 or (iii) the breach of any covenant, obligation, or agreement made by Parent in this Section 5.4 or any other document or instrument delivered by Parent to the Company Shareholders pursuant to this Section 5.4, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are in reliance upon and in conformity with information regarding the Company Shareholder furnished in writing to Parent expressly for use therein, or to the extent that such information relates to such Company Shareholder or the proposed plan of distribution of Registrable Securities that was reviewed and approved by the Company Shareholder or the Shareholder Representative for use in the Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto or (B) the use by a Company Shareholder of an outdated or defective prospectus after Parent has notified such Company Shareholder in writing that the prospectus is outdated or defective and should not be used; provided, however, that the indemnity agreement contained in this Section 5.4 shall not apply to amounts paid in settlement of any Company Shareholder Losses if such settlement is effected without the prior written consent of Parent, which consent shall not be unreasonably withheld. Each Company Shareholder shall notify Parent promptly of the institution, threat or assertion of any claim of which the Company Shareholder is aware in connection with the transactions contemplated by this Section 5.4.

(i) Indemnification by Company Shareholders. Each Company Shareholder shall severally and not jointly, indemnify and hold harmless each Parent Indemnified Party (as defined in Section 8.1) from and against all Parent Losses (as defined in Section 8.1), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent that, such untrue statements or omissions are in reliance upon and in conformity with information regarding such Company Shareholder furnished in writing to Parent by such Company Shareholder (or by the Shareholder Representative on behalf of such Company Shareholder) expressly for use therein, or to the extent that such information relates to such Company Shareholder or such Company Shareholder’s proposed plan of distribution of Registrable Securities and was reviewed and approved by such Company Shareholder (or by the Shareholder Representative on behalf of such Company Shareholder) expressly for use in the Resale Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto; provided, however, that the indemnity agreement contained in this Section 5.4 shall not apply to amounts paid in settlement of any Parent Losses if such settlement is effected without the prior written consent of the Company Shareholder, which consent shall not be unreasonably withheld and provided, further, that that in no event shall the aggregate amounts payable by any Company Shareholder by way of indemnity or contribution hereunder exceed the proceeds from the offering received by such Company Shareholder (net of any selling expenses paid by such Company Shareholder), except in the case of fraud or willful misconduct by such Company Shareholder.

(j) Conduct of Indemnification Proceedings; Exclusivity of Indemnification. If any proceeding shall be brought or asserted against any Person entitled to indemnity under this Section 5.4, such proceeding shall occur in compliance with Section 8.5. All indemnification and contribution claims against Parent or a Company Shareholder relating to their respective rights and obligations under this Section 5.4 shall be governed by this Section 5.4 and not Article VIII, except for Section 8.3(c) and other sections within Article VIII specifically referred to herein. The indemnification and contribution obligations of Parent and Company Shareholders under this Section 5.4 shall survive the Effectiveness Period and the completion of any offering of Registrable Securities under the Resale Registration Statement.

(k) Contribution. If a claim for indemnification under paragraphs (h) or (i) above is unavailable to an party entitled to indemnification thereunder (an “Indemnified Party”) (by reason of public policy or otherwise), then each party required to indemnify the Indemnified Party thereunder (the “Indemnifying Party”), in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Parent Losses or Company Shareholder Losses, as applicable, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Parent Losses or Company Shareholder Losses, as applicable, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Parent Losses or Company Shareholder Losses, as applicable, shall be deemed to include any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph (k) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.5 Release of Personal Guarantees. Parent and Merger Sub shall use commercially reasonable efforts to secure the release of all personal guarantees provided with respect to Company Liabilities as set forth on Part 5.5 of the Company Disclosure Schedule, promptly following Closing. Parent and Merger Sub agree to indemnity such guarantor(s) promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the guarantor(s) with respect to the existence of such guarantees on or after the Closing.

ARTICLE VI.

CONDITIONS PRECEDENT TO OBLIGATIONS

OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Company Shareholder Approval. The Company Shareholder Approval shall have been duly obtained.

6.2 Dissenter’s Rights. Shareholders holding no more than 5% of the outstanding shares of the Company shall have notified the Company of his, her or its exercise of dissenter’s or appraisal rights under the SDBCA.

6.3 Articles of Merger. The Company shall have executed and delivered to Parent the Articles of Merger for filing with the South Dakota Secretary of State.

6.4 Employment Agreements. Those Company Associates deemed necessary by Parent shall have executed employment agreements with Parent in forms acceptable to Parent in its sole discretion.

6.5 Company Consents. The Company shall have obtained the written consents and delivered appropriate notices to each Person set forth on Part 3.3 of the Company Disclosure Schedule in a form acceptable to Parent in its sole discretion.

6.6 Resignation of Officers and Directors of the Company. The Company shall have obtained and delivered to Parent the resignation of each officer and director of the Company, effective as of the Effective Time.

6.7 Escrow Agreement. The Company and Shareholder Representative shall have executed and delivered to the Parent the Escrow Agreement.

6.8 Non-competition Agreements. Those Company Shareholders and key Company Associates, each as determined in the sole discretion of Parent, shall have executed a confidentiality, non-competition and non-solicitation agreement in a form acceptable to Parent in its sole discretion.

6.9 Company Stock Certificates. All of the Company Stock Certificates (or affidavits of loss with bonds for indemnity related thereto acceptable to Parent) shall be endorsed in blank, or accompanied by blank stock powers acceptable to Parent and presented to the Parent.

6.10 Investor Representation Letters. Each of the Company Shareholders (and any other parties deemed necessary by Parent’s legal counsel) shall have delivered to Parent the investor representations letter in the form attached hereto as Exhibit C (the “Investor Representations Letter”).

6.11 Affidavit. The Company shall deliver to Parent a certificate, duly completed and executed, certifying that the Company is not a foreign person. Such certificate shall be substantially in the form of the sample set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

6.12 Legal Opinion. Legal counsel to the Company shall have delivered to Parent a legal opinion with regards to the Company’s authority, execution and binding obligations of this Agreement and the Contemplated Transactions in a customary form acceptable to Parent’s legal counsel.

6.13 Secretary Certificate. The Secretary of the Company (or another executive officer of the Company) shall deliver to Parent a certificate attaching true, correct and complete copies of and confirming the effectiveness and no further amendments or modifications of (i) the Company’s articles of incorporation, certified as of a recent date prior to the Closing Date by the South Dakota Secretary of State, (ii) the Company’s bylaws and any other agreements amongst any of the Company Shareholders, (iii) resolutions of the Company Board, authorizing the execution, delivery and performance of this Agreement, the Merger and the consummation of the Contemplated Transactions, and (iv) the Company Shareholder Approval.

6.14 Tax Clearance Letters. The Company shall have delivered to Parent Tax clearance letters from the South Dakota Department of Revenue and any other Governmental Body that may issue such clearance letters with respect to the Taxes of the Company filed in other jurisdictions, dated as of a recent date prior to the Closing Date confirming that as of such date, the Company has paid any and all Taxes required to be paid with respect to operations of the Company, including without limitation any and all business, sales, contractors’ excise, municipal, and real and personal property Taxes.

6.15 Other Items. The Company, Shareholder Representative and Company Shareholders shall have executed such other documents reasonably required by Parent to effectuate the Merger and the Contemplated Transactions.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Issuance of Parent Stock Consideration. Parent shall have directed its transfer agent to issue to the holders of Company Common Stock an appropriate number of shares of Parent Common Stock based upon the amount of Aggregate Merger Consideration to which such holders are entitled, and the transfer agent shall have accepted such instruction and confirmed that the issuance thereof shall occur within five business days after the Closing Date.

7.2 Escrow Agreement. Parent shall have executed and delivered to the Company the Escrow Agreement.

7.3 Secretary Certificates. The Secretary of Parent (or another executive officer of Parent) shall deliver to the Company a certificate attaching a true, correct and complete copy of and confirming the effectiveness and no further amendments or modifications of the resolutions of the special committee of the Parent Board authorizing the execution, delivery and performance of this Agreement, the Merger and the consummation of the Contemplated Transactions. The Secretary of Merger Sub (or another executive officer of Parent) shall deliver to the Company a certificate attaching a true, correct and complete copy of and confirming the effectiveness and no further amendments or modifications of the resolutions of the Board of Directors of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub, authorizing the execution, delivery and performance of this Agreement, the Merger and the consummation of the Contemplated Transactions.

7.4 Tax Opinion. Legal counsel to the Parent shall have delivered to Company and Parent a legal opinion as to the Merger’s qualification as a “reorganization” within the meaning of Section 368(a) of the Code.

7.5 Other Items. The Parent and Merger Sub shall have executed such other documents reasonably required by the Company or Shareholder Representative to effectuate the Merger and the Contemplated Transactions.

ARTICLE VIII.

INDEMNIFICATION

8.1 Indemnification by the Company Shareholders. Subject to the terms and limitations in this Article 8, the Company Shareholders shall indemnify, defend (at Parent Indemnified Party’s option) and hold harmless Parent, Merger Sub and their respective affiliates and their respective owners, members, shareholders, governors, directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns, and each person, if any, who controls Parent within the meaning of the Securities Act (individually a “Parent Indemnified Party,” and collectively, the “Parent’s Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by Parent’s Indemnified Parties (“Parent Losses”), whether as a Direct Claim or Third-Party Claim (each as defined below) in connection with, arising out of or as a result of each and all of the following:

(a) any breach of any representation or warranty made by the Company or Shareholder Representative in this Agreement or any other document or instrument delivered by the Company to Parent or entered into as part of the Contemplated Transactions;

(b) the breach of any covenant, obligation, or agreement made by the Company or Shareholder Representative in this Agreement or any other document or instrument delivered by the Company to Parent or entered into as part of the Contemplated Transactions;

(c) any misrepresentation or omission contained in any document, statement or certificate furnished by the Company or Shareholder Representative to Parent pursuant to this Agreement or in connection with the Contemplated Transactions;

(d) any and all Liabilities and obligations of the Company based upon the incidents and occurrences prior to the Closing Date, including without limitation any Liabilities and obligations owed to any Company Associate, whether or not the same become known on, after or prior to the Closing Date, except Known Liabilities;

(e) any and all any warranty or other defective Company Product or performance Liabilities, obligations and claims against the Company or Parent related to, connected with or arising out of, the promotion, marketing, sale, manufacturing, installation or maintenance of the Company Products and services of the Company prior to the Closing Date; and

(f) any Liabilities related to Items 2 and 3 of Part 3.6 of the Company Disclosure Schedule, as well as any Liabilities related to Commercial Properties Group, LLC or John E. Grist, Trustee.

8.2 Indemnification By Parent. Subject to the terms and limitations in this Article 8, Parent shall indemnify, defend and hold harmless the Company Shareholders and their respective owners, partners, shareholders, managers, directors, officers, employees, agents, including specifically the Shareholder Representative, consultants, representatives, affiliates, successors, transferees and assigns, each person, if any, who controls such Company Shareholder within the meaning of the Securities Act (individually a “Company Shareholder Indemnified Party”; and collectively the “Company Shareholders’ Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the Company Shareholders’ Indemnified Parties (“Company Shareholder Losses”), whether as a Direct Claim or Third-Party Claim (each as defined below), in connection with, arising out of or as a result of each and all of the following:

(a) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any other document or instrument delivered by Parent to the Company or Shareholder Representative or entered into as part of the Contemplated Transactions;

(b) the breach of any covenant, obligation, or agreement made by Parent or Merger Sub in this Agreement or any other document or instrument delivered by Parent to the Company or Shareholder Representative or entered into as part of the Contemplated Transactions; and

(c) any misrepresentation or omission contained in any document, statement or certificate furnished by Parent or Merger Sub to the Company or Shareholder Representative pursuant to this Agreement or any other document or instrument delivered by Parent or entered into as part of the Contemplated Transactions.

8.3 Limitations on Indemnification.

(a) General Basket. No claim for indemnification under Sections 8.1(a) or 8.1(e) by the Parent’s Indemnified Parties, or under Section 8.2(a) by a Company Shareholders’ Indemnified Parties, shall be made unless and until the aggregate amount of Parent Losses or Company Shareholder Losses, as applicable (excluding any De Minimis Claims, defined below), claimed by all such indemnified parties equals or exceeds one hundred thousand dollars ($100,000) (the “Threshold Amount”), and upon such time any and all such Parent Losses or Company Shareholder Losses, as applicable (excluding any De Minimis Claims (as defined below)), in excess of the Threshold Amount, shall become payable pursuant to the terms herein. Notwithstanding the foregoing, the Threshold Amount shall not apply to any indemnification claims against the Company Shareholders or Parent, as applicable, arising out of or related to a breach of Sections 3.2 (Authority; Binding Nature of Agreement), 3.3 (Non-Contravention; Consents), 3.4 (Capitalization), 3.5 (Financial Statements), 3.7 (Title to Assets), 3.12 (Owned Real Property), 3.13 (Intellectual Property), 3.17 (Tax Matters), 3.18 (Employee and Labor Matters; Benefit Plans), 3.22 (Vote Required), 3.24 (Financial Advisor), 4.2 (Authority; Binding Nature of Agreement), and 4.3 (Non-Contravention; Consents) and 5.4 (Resale Registration Rights).

(b) De Minimis Claims. No Parent Losses or Company Shareholder Losses shall be included as part of the Threshold Amount unless the aggregate amount of such claim or series of related claims is in excess of $5,000 (a “De Minimis Claim”).

(c) Cap on Indemnification. Notwithstanding anything to the contrary herein, (i) the Company Shareholders shall not be required to indemnify the Parents’ Indemnified Parties for any amounts in excess of the Escrow Funds, and (ii) Parent shall not be required to indemnify the Company Shareholders’ Indemnified Parties for any amounts in excess of the Cash Consideration; provided that such limitation shall not apply with respect to Parent’s covenant to issue the Parent Stock Consideration or its indemnification obligations contained in Sections 5.4(h)(i) or (ii) or Section 5.5 of this Agreement.

8.4 Direct Claim. Any direct claim for indemnification not involving a third party as contemplated in Section 8.5 below (a “Direct Claim”) shall be made in writing to the indemnifying party by the indemnified party. Within 30 days of receipt of the written notice of the Direct Claim, the indemnifying party shall either pay the indemnified party the amount of the Direct Claim or provide written objection to the payment of the Direct Claim. If the indemnifying party objects to such Direct Claim within the 30-day time period set forth herein, such dispute shall be resolved in accordance with Section 9.5 hereof. If the indemnifying party fails to respond to such Direct Claim prior to the expiration of such 30-day time period, the indemnifying party shall be deemed to have acknowledged and agreed to pay such Direct Claim promptly, and waives any objections or defenses thereto.

8.5 Third-Party Claims.

(a) In order for any Parent Indemnified Party or Company Shareholder Indemnified Party to be entitled to any indemnification provided for under this ARTICLE VIII in respect of, arising out of or involving a claim made by any Person other than the Company Shareholders, Shareholder Representative, Parent or Merger Sub, or their respective officers, directors, shareholders, owners, successors, assigns or affiliates (a “Third-Party Claim”) against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure of any indemnified party to give notice as provided in this Section 8.5 shall not relieve an indemnifying party of its indemnification obligations hereunder except to the extent that the indemnifying party proves actual loss and prejudice by such failure to give such notice.

(b) The indemnifying party shall be entitled to participate in the defense of a Third-Party Claim and, subject to subsection (e) below, if it so chooses within 10 days after receipt of notice of the Third-Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume the defense of a Third-Party Claim, the indemnifying party shall be deemed to have acknowledged its obligation to defend such Third-Party Claim as a claim subject to the indemnification obligations of this Agreement. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will fully cooperate with the indemnifying party in connection with such defense.

(c) If the indemnifying party assumes the defense of a Third-Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party’s prior written consent, and the indemnified party will agree to any settlement, compromise or discharge of the Third-Party Claim the indemnifying party may recommend which releases the indemnified party unconditionally and completely in connection with such Third-Party Claim and which does not adversely affect the indemnified party in any manner. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party assumes the defense of a Third-Party Claim, then the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all Liability in respect of such Third-Party Claim.

(d) If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate in its sole discretion, including, but not limited to, settling such claim or litigation. The indemnified party’s defense of such Third-Party Claim shall not prohibit any remedies of the indemnified party against the indemnifying parties, and the indemnified party shall be permitted during the course of or after the resolution of such Third-Party Claim to seek recovery of the Parent Losses or Company Shareholder Losses, as applicable, from the indemnifying party to the extent the indemnified party is entitled hereunder.

(e) Notwithstanding any other provision of this Section 8.5, any Parent Indemnified Party shall have the right to appoint its own counsel and directly control the defense of any Third Party Claim and all such costs and expenses of such defense shall be included in the amounts to be indemnified by the indemnifying parties under this Agreement.

8.6 Survival of Indemnification Obligations. The representations and warranties of the parties contained in this Agreement shall survive for a period of one year following the Closing Date; provided, that all of the foregoing representations and warranties shall further survive during the duration of any proceedings (including, without limitation, any appeals) with respect to any claim for indemnification for which any indemnified party has provided a Claim Notice to any indemnifying party prior to the expiration of the applicable survival period. All obligations and covenants under this Agreement, including, without limitation indemnification, shall forever survive the Closing.

8.7 Qualifications. Notwithstanding anything in this Agreement to the contrary, in calculating the amount of any Parent Losses and Company Shareholder Losses incurred as a result of any breach of the representations, warranties and covenants contained in this Agreement or in other documents executed or delivered by the parties in connection with the Merger and Contemplated Transactions, any qualification with respect to materiality, Company Material Adverse Effect or other similar qualification shall be disregarded.

8.8 Satisfaction of Indemnification Claims. Any claim by any Parent Indemnified Party for Parent Losses shall be satisfied solely by a deduction from the Escrow Funds. Any claim by any Company Shareholder Indemnified Party for Company Shareholder Losses shall be payable by Parent in cash, by wire transfer to the Shareholder Representative.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

9.1 Shareholder Representative

(a) The Company (and pursuant to the terms of the Company Shareholder Approval, each of the Company Shareholders) irrevocably appoints the Shareholder Representative to act as representative, agent, proxy and attorney-in-fact for the Company Shareholders for all purposes under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including, without limitation, the full power and authority on each such Company Shareholder’s behalf to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by any Company Shareholder under this Agreement, (iii) execute and deliver any termination, amendment or waiver to this Agreement in connection therewith, (iv) engage such counsel, experts and other agents and consultants as the Shareholder Representative deems necessary in connection with exercising the powers granted hereunder and, in the absence of bad faith on the part of the Shareholder Representative, will be entitled to conclusively rely on the opinions and advice of such Persons, (v) receive funds and make or release payments of funds to pay any amounts that the Shareholder Representative has incurred or reasonably expects to incur in connection with the Company Shareholders’ obligations under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including amounts required to pay the fees and expenses of professionals incurred in connection with the Contemplated Transactions, (vi) to execute closing statements, settlement statements and funds flow statements on behalf of the Company Shareholders and the Company. The Company Shareholders acknowledge that Parent and Merger Sub will be entitled to conclusively rely upon, without independent investigation, any act, notice, instruction or communication of the Shareholder Representative as provided in this Section 9.1 as the acts of the Company Shareholders and will not be liable in any manner whatsoever for any of Parent or Merger Sub’s actions, as applicable, taken or not taken in reliance upon the acts or omissions or communications or writings given or executed by the Shareholder Representative.

(b) The Company Shareholders agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Shareholder Representative and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Shareholder. All decisions and actions by the Shareholder Representative will be binding upon the Company Shareholders, and no Company Shareholder will have the right to object, dissent, protest or otherwise contest the same. The Shareholder Representative will have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations will be determined solely by the express provisions of this Agreement. The Company Shareholders will jointly and severally indemnify and hold harmless the Shareholder Representative against all liabilities incurred by the Shareholder Representative in connection with the performance of his, her or its duties as the Shareholder Representative, including, without limitation, any action, suit or proceeding to which the Shareholder Representative is made a party by reason of the fact that the Shareholder Representative is or was acting as the Shareholder Representative under this Agreement. Neither the Shareholder Representative nor any agent employed by the Shareholder Representative will incur any Liability to any Company Shareholder relating to the performance of Shareholder Representative’s duties hereunder except for actions or omissions constituting fraud or bad faith. The Shareholder Representative will have no Liability in respect of any action, claim or proceeding brought against the Shareholder Representative by any Company Shareholder if the Shareholder Representative took or omitted taking any action in good faith.

(c) The provisions of this Section 9.1 will be binding on the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Shareholder, and any references in this Agreement to a Company Shareholder means and includes the successors to such Person’s rights hereunder, whether pursuant to a testamentary disposition, the Legal Requirements of descent and distribution or otherwise.

(d) If the Shareholder Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his, her or its responsibilities as agent of the Company Shareholders, then a majority in interest of the Company Shareholders (based on the ownership of the capital stock of the Company immediately prior to the Effective Time) shall appoint a successor agent for the Company Shareholders. The Person serving as the Shareholder Representative may be replaced from time to time by the holders of a majority in interest of the Company Shareholders (based on the ownership of the capital stock of the Company immediately prior to the Effective Time). In either case, the successor Shareholder Representative shall promptly notify Parent of the identity of such successor Shareholder Representative. Any such successor shall become the “Shareholder Representative” for purposes of this Agreement and the Escrow Agreement.

(e) All expenses incurred by the Shareholder Representative in connection with the performance of his, her or its duties as Shareholder Representative shall be borne and paid exclusively by the Company Shareholders, pursuant to their respective ownership of Company Common Stock immediately prior to the Effective Time, and may, to the extent available, be deducted from the Escrow Funds once eligible for release to the Company Shareholders.

9.2 Amendment. This Agreement may be amended only with the approval of the Parent and the Shareholder Representative.

9.3 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of South Dakota, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof. In any action arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Sioux Falls, South Dakota; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) the Parents’ Indemnified Parties and the Company Shareholders’ Indemnified Parties, (ii) and the Company Shareholders with respect to payment of the Aggregate Merger Consideration.

9.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Central Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Raven Industries, Inc.

205 East 6th Street

Sioux Falls, SD 57117-5107

Attention: Daniel A. Rykhus, Chief Executive Officer

Facsimile: (605) 335-0268

Raven Industries, Inc.

205 East 6th Street

Sioux Falls, SD 57117-5107

Attention: Stephanie Herseth Sandlin, General Counsel and Vice

President of Corporate Development

Facsimile: (605) 335-0209

with a copy (which shall not constitute notice) to:

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: William M. Mower

Facsimile: (612) 642-8358

if to the Company Shareholders, to the Shareholder Representative:

Nikole Mulder

c/o Bluestem Capital Company, LLC

122 S Phillips Ave, Suite 300

Sioux Falls, SD 57104

Facsimile: (605) 334-1218

with a copy (which shall not constitute notice) to:

Hagen Wilka Archer, LLP

600 S. Main Avenue

Sioux Falls, SD 57104

Attention: Jennifer L. Riley

Facsimile: (605) 334-4814

9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.9 Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

INTEGRA PLASTICS, INC.

By:	/s/ Michael V. Green
Name:	Michael V. Green
Title:	President

RAVEN INDUSTRIES, INC.

By:	/s/ Thomas Iacarella
Name:	Thomas Iacarella
Title:	Chief Financial Officer

INFINITY ACQUISITION, INC.

By:	/s/ Thomas Iacarella
Name:	Thomas Iacarella
Title:	Chief Financial Officer

SHAREHOLDER REPRESENTATIVE

By:	/s/ Nikole Mulder
Nikole Mulder

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” shall mean a day other than Saturday, Sunday or holiday on which the SEC is closed for business.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to the Company or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Directors.

“Company Common Stock” shall mean the Common Stock, $1.00 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company is bound or under which the Company has any express obligation; or (c) under which the Company has any express right.

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee” shall mean any director or any officer or other employee (full-time or part-time) of the Company.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to the Company) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any Liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company Governing Documents” shall mean: the articles of incorporation and bylaws of the Company and any voting, buy-sell or other agreements among the Company Shareholders.

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, prospects or results of operations of the Company taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company; or (iv) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company; or (b) currently under development by or for the Company (whether or not in collaboration with another Person).

“Company Shareholders” mean the holders of shares of capital stock of the Company immediately prior to the Effective Time.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

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“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“DOL” shall mean the United States Department of Labor.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Independent Accountant” means Baker Tilly Virchow Krause, LLP (“Baker Tilly”), and if Baker Tilly is unavailable or unwilling to serve in compliance with the terms of this Agreement, such other independent registered accountants of national reputation reasonably acceptable to Parent and the Shareholder Representative, which shall not have provided any audit, tax or consulting services to Parent, Company or Shareholder Representative or any of their respective Subsidiaries or affiliates, in the prior five years.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, domains, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

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“Intellectual Property Rights” shall mean all existing and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and (g) rights to any existing causes of action, suits or proceedings related to the foregoing, the right to bring any such cause of action, suit or proceeding and all rights to receive compensation for the misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of each director and executive officer (as such term is defined under the rules promulgated by the SEC) of such party, and with respect to the Company shall also include the following Persons (to the extent not covered by the preceding sentence): Tyler Stowater, Paul Schock, Mick Green, Virgil Garbers, Stacy Coffin, Wes Freeman and Clark Lee.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, $1.00 par value per share, of Parent.

“Per Share Merger Consideration” shall mean (a) a number of shares of Parent Common Stock equal to the aggregate number of shares of Parent Stock Consideration divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (b) an amount of money equal to the aggregate Cash Consideration, as adjusted by the Working Capital Adjustment, divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Person” shall mean any individual, Entity or Governmental Body.

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“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Registrable Securities” means the shares of Parent Stock Consideration and securities issued or issuable as (or any securities issued or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such shares of Parent Stock Consideration; provided, however, that Registrable Securities shall not include any securities of Parent that have previously been registered and remain subject to a currently effective registration statement or which have been sold to the public either pursuant to a registration statement or Rule 144 of the Securities Act, or which have been sold in a private transaction in which the transferor’s rights under Section 5.4 are not assigned, or which may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144 thereof.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“SDBCA” shall mean Chapter 47-1A of the South Dakota Codified Laws, The South Dakota Business Corporation Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Working Capital” means, as of the Closing Date, the current assets of the Company less the current Liabilities of the Company, each on a consolidated basis and determined in accordance with GAAP; provided, however, that (i) the Liabilities arising with respect to the Company’s current expansion project as set forth on Part 2.3 of the Company Disclosure Schedule shall be excluded from such calculation, and (ii) an amount equal to the cash paid to the Company in connection with the exercise of Company options immediately prior to Closing, less the amount of payroll tax associated with the exercise of such options, shall be excluded from Working Capital.

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